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                                  NEWS RELEASE

                          TODHUNTER INTERNATIONAL, INC.
                   COMPLETES PURCHASE OF MONARCH WINE COMPANY
                   WEST PALM BEACH, FLORIDA, NOVEMBER 18, 1999

Todhunter International, Inc. (THT, AMEX) today announced that it completed the purchase of the assets of Monarch Wine Company of Atlanta, Georgia, a privately held company. Monarch specializes in the manufacture of wines, including custom blended wines and cooking wines for the food industry and base wines for producers of vinegar and cordials. The purchase price was $23.5 million and was funded from a $71 million Credit Agreement, among Todhunter and a syndicate of lenders. The Credit Agreement also funded the refinancing of existing debt under favorable terms.

A. Kenneth Pincourt, Jr., Chairman and Chief Executive Officer of Todhunter, said: "The addition of Monarch will expand Todhunter's presence in the food and beverage alcohol industries and leverage its existing manufacturing facilities through increased volumes. This acquisition will also substantially increase cash flow and will be earnings accretive." Howard Weinstein, President and a major stockholder of Monarch, will become President of the Monarch Wine Division of Todhunter.

In 1998, Monarch's sales were $16 million and Todhunter's were $75 million. Based on currently available information, Todhunter estimates that pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) for 1998 would have increased from $12.4 million before the acquisition to $18.3 million after the acquisition.

Todhunter International, Inc. is a major distiller and supplier of brandy, rum and wine to the beverage alcohol industry. The Company also produces vinegar and other alcohol related products, owns the Cruzan line of rums from the Virgin Islands and is the importer of Porfidio tequila.

Statements contained in this press release, other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Todhunter intends that such forward-looking statements shall be subject to the safe harbors created thereby. These statements involve various risks and uncertainties, including without limitation those contained in the section entitled "Forward-Looking Statements" in Todhunter's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. As a result, future results may differ materially from the expected results represented by the forward- looking statements contained in this press release.

Contact: A. KENNETH PINCOURT, JR., CHAIRMAN AND CHIEF EXECUTIVE OFFICER WILLIAM J. VIGGIANO, ASSISTANT CONTROLLER
               TELEPHONE NO.: (561) 655-8977